As Filed with the Securities and Exchange Commission on May 10, 2004

Registration No. 333-114815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

To

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0511729
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15279 Alton Parkway, Suite #100

Irvine, California 92618

(949) 788-6000

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Vicente Anido, Jr., Ph.D.

President and Chief Executive Officer

15279 Alton Parkway, #100

Irvine, California 92618

(949) 788-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert C. Funsten

Timothy N. Stickler

Stradling Yocca Carlson & Rauth

a Professional Corporation

660 Newport Center Dr.

Newport Beach, CA 92660

(949) 725-4000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2004

PROSPECTUS

ISTA PHARMACEUTICALS, INC.

$75,000,000

DEBT SECURITIES

WARRANTS

PREFERRED STOCK

COMMON STOCK

3,600,000 shares of Common Stock offered by

Sprout Capital IX, L.P.

Investor Growth Capital Limited

Investor Group, L.P.

We will provide the specific terms for each of these securities and their offering prices in supplements to this prospectus. In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, terms of convertibility and terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants to purchase these securities, the terms will include term, conversion and exercise prices and other terms. We may sell any combination of these securities in one or more offerings up to a total dollar amount of $75,000,000.

In addition, Sprout Capital IX, L.P., Investor Growth Capital Limited, and Investor Group, L.P., as selling stockholders, may from time to time offer and sell up to 3,600,000 shares in the same offering as us or in separate offerings.

Our common stock is quoted on the Nasdaq National Market under the symbol “ISTA.” On May 5, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $14.80 per share. None of the other securities are currently publicly traded. We and the selling stockholders may sell these securities to or through underwriters and also to other purchasers or through agents. We and the selling stockholders will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

You should read carefully this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. We strongly recommend that you read carefully the risks we describe in this prospectus and in the accompanying prospectus supplement, for a fuller understanding of the risks and uncertainties that we face. See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this Prospectus is                     , 2004

ABOUT ISTA PHARMACEUTICALS

In this prospectus, the terms “ISTA”, the “Company”, “we”, “us”, and “our” refer to ISTA Pharmaceuticals, Inc.

We are a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved products for serious diseases and conditions of the eye. Since our inception, we have devoted our resources primarily to fund research and development programs and late-stage product acquisitions. In December 2001, we announced our strategic plan to transition from a development-stage organization to a specialty pharmaceutical company with a primary focus on ophthalmology.

In May 2004, the U.S. Food and Drug Administration (“FDA”) approved our New Drug Application (“NDA”) for Vitrase® (hyaluronidase for injection; lyophilized ovine) for use as a spreading agent to facilitate the dispersion and absorption of other drugs. We are also seeking FDA approval for Vitrase® for the treatment of vitreous hemorrhage and are pursuing development of Vitrase® for the treatment of diabetic retinopathy. In addition, we are pursuing market approval in the United States of Istalol™ (timolol) to treat glaucoma. In December 2003, we completed enrollment of our Phase III clinical studies in the United States for Xibrom™ (bromfenac), a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation and announced the initial results of our clinical studies in March 2004. Finally, we are currently conducting feasibility studies for the reformulation and commercialization of Caprogel® (aminocaproic acid), a topical formulation aminocaproic acid for the treatment of hyphema. We believe that if Vitrase®, Istalol™, and our other ophthalmic product candidates obtain regulatory approval and are commercially successful, we will advance our strategic plan to build a specialty pharmaceutical company focused on serious diseases and conditions of the eye.

There can be no assurances that the other applications of Vitrase® or Istalol™ will receive final FDA approval. Even though we received FDA approval of the Vitrase® NDA for use as a spreading agent, the launch of the product may require FDA approval of supplemental filings related to product packaging and labeling, securing favorable reimbursement for the product and, in certain circumstances, the approval of Allergan, Inc. Nevertheless, we are currently undertaking significant preparations for expansion of our manufacturing and marketing capabilities in the event such approvals are obtained. If approved by the FDA, Vitrase® and Istalol™ will be manufactured for us through our contract manufacturers. In the United States the marketing of Istalol™ will be done by us. Allergan is responsible for commercializing Vitrase® for uses in the posterior region of the eye.

We currently have no products available for sale and have not generated any revenues from sales of our products. We have incurred losses since inception and had an accumulated deficit of $152.9 million through March 31, 2004. Our losses have resulted primarily from research and development activities, including clinical trials, related general and administrative expenses and a deemed dividend to our preferred shareholders. We expect to continue to incur operating losses for the foreseeable future as we continue to conduct research, development and clinical testing activities, and to seek regulatory approval for our product candidates and to develop our marketing, sales, distribution and other commercial and management capacities in anticipation of the approval of one or more of our product candidates.

Our corporate offices are located at 15279 Alton Parkway, #100, Irvine, California 92618. Our telephone number is (949) 788-6000, and our website address is www.istavision.com. Information on our website is not part of this prospectus.

Securities We Are Offering

We may offer any of the following securities from time to time:

•	our debt securities;

•	warrants to purchase our common stock, preferred stock or debt securities;

•	shares of our preferred stock; or

•	shares of our common stock.

When we use the term “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise. The total dollar amount of all securities that we may issue will not exceed $75,000,000. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. This prospectus, including the following summary, describes the general terms that may apply to the securities; the specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Debt Securities. Our debt securities may be senior or subordinated in right of payment and may be convertible into our common stock or other securities or property. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the conversion terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. We will issue the senior and subordinated debt securities under separate indentures between us and a trustee we will identify in an applicable prospectus supplement.

Warrants. We may offer warrants to purchase our common stock, preferred stock and debt securities. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; the expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

Preferred Stock. We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

Common Stock. We may offer shares of our common stock. Our common stock currently is traded on the Nasdaq National Market under the symbol “ISTA”

Listing. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

Selling Stockholders.

Under this shelf registration, the selling stockholders also may sell up to 3,600,000 shares of our common stock in one or more offerings including through underwriters or dealers, through agents, through block trades, directly to purchasers, in privately negotiated transactions or in short sales. See “Plan of Distribution” below.

RISK FACTORS

Investing in our securities involves a material degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in this prospectus and any accompanying prospectus supplement delivered with this prospectus, as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement and the additional information in the other reports we file with the SEC.

Risks Related to Our Business

If we do not receive and maintain regulatory approvals for our product candidates, we, or our marketing partners, will not be able to commercialize our products, which would substantially impair our ability to generate revenues and materially harm our business and financial condition.

Only one of our product candidates has received regulatory approval from the FDA. In May 2004, the FDA approved our NDA for Vitrase® for use as a spreading agent. Approval from the FDA is necessary to manufacture and market pharmaceutical products in the United States. Many other countries including major European countries and Japan have similar requirements.

The NDA process is extensive, time-consuming and costly, and there is no guarantee that the FDA will approve additional NDAs of our product candidates, or that the timing of any such approval will be appropriate for our product launch schedule and other business priorities, which are subject to change. We have submitted two NDAs which are currently pending before the FDA, one for Vitrase®, for the treatment of vitreous hemorrhage, and one for Istalol™. Moreover, we depend on the assistance of Senju for obtaining regulatory approval for Istalol™.

Although we have received an approvable letter from the FDA with respect to our NDA for Vitrase® for the treatment of vitreous hemorrhage, the FDA has requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. There can be no assurances that the FDA will approve this NDA for Vitrase®, even if we decide to and are successfully able to undertake the further analysis and clinical testing requested by the FDA.

The FDA has also issued an approvable letter with respect to the Istalol™ NDA, citing issues related to manufacturing methods and controls. While we believe these issues are addressable, there can be no assurance that the FDA will approve the NDA for Istalol™, or that the timing of any such approval would be appropriate in view of our changing business objectives and priorities.

While we have received FDA approval of Vitrase® for use as a spreading agent, the timing of, or conditions imposed by the FDA on any such approval might not be appropriate for our marketing, product development and business priorities or those of Allergan, our marketing partner for uses in the posterior region of the eye. In addition, we plan to file a supplemental NDA for a smaller vial size at a dose concentration (150 unit/mL) that we believe is optimal for use as a spreading agent. We anticipate that, pending timely submission of our NDA supplement and FDA review, this supplemental NDA could be approved by the FDA during the second half of 2004. There can be no assurances, however, that the FDA will approve this supplemental NDA.

Clinical testing of pharmaceutical products is also a long, expensive and uncertain process. Even if initial results of preclinical studies or clinical trial results are positive, we may obtain different results in later stages of drug development, including failure to show desired safety and efficacy. We completed our Phase III studies of Xibrom™, a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation, and announced initial results of our clinical studies in March 2004. Based on the initial results of our Phase III studies, we anticipate submitting a NDA for Xibrom™ in the second quarter of 2004.

The clinical trials of any of our product candidates could be unsuccessful, which would prevent us from obtaining regulatory approval and commercializing the product.

FDA approval can be delayed, limited or not granted for many reasons, including, among others:

•	FDA officials may not find a product candidate safe or effective to merit an approval;

•	FDA officials may not find that the data from preclinical testing and clinical trials justifies approval, or they may require additional studies that would make it commercially unattractive to continue pursuit of approval;

•	the FDA might not approve our manufacturing processes or facilities, or the processes or facilities of our contract manufacturers or raw material suppliers;

•	the FDA may change its approval policies or adopt new regulations; and

•	the FDA may approve a product candidate for indications that are narrow or under conditions that place our product at a competitive disadvantage, which may limit our sales and marketing activities or otherwise adversely impact the commercial potential of a product.

If the FDA does not approve our product candidates in a timely fashion on commercially viable terms or we terminate development of any of our product candidates due to difficulties or delays encountered in the regulatory approval process, it will have a material adverse impact on our business and we will be dependent on the development of our other product candidates and/or our ability to successfully acquire other products and technologies.

In addition, we intend to market certain of our products, and perhaps have certain of our products manufactured, in foreign countries. The process of obtaining approvals in foreign countries is subject to delay and failure for similar reasons.

Even though we obtained FDA approval of the Vitrase® NDA for use as a spreading agent, our ability to commercialize Vitrase® for such use is dependent upon the terms of our collaboration with Allergan.

We have entered into a collaboration with Allergan, Inc. relating to Vitrase® for ophthalmic uses for the posterior region of the eye. If we obtain regulatory approval for Vitrase® for any such uses in the United States and Europe, we will be dependent on Allergan for the commercialization of Vitrase® for such uses in these markets. We are currently in discussions with Allergan regarding marketing and other strategies for Vitrase®. Allergan has informed us of its position that we need its authorization pursuant to our collaboration to market Vitrase® on our own as a spreading agent, which Allergan asserts has not been provided. In addition, Allergan may be unwilling to pursue the marketing and commercialization of Vitrase® with any final approved labeling that does not meet its satisfaction. Any dispute regarding our rights or Allergan’s rights under our collaboration or otherwise would be costly, time-consuming and potentially delay or possibly prevent the launch of any approved Vitrase® product.

If our product candidates are approved by the FDA but do not gain market acceptance, our business will suffer because we might not be able to fund future operations.

A number of factors may affect the market acceptance of Vitrase®, Istalol™, Xibrom™, Caprogel® or any other products we develop or acquire in the future, including, among others:

•	the price of our products relative to other therapies for the same or similar treatments;

•	the perception by patients, physicians and other members of the health care community of the effectiveness and safety of our products for their prescribed treatments;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.

In addition, our ability to market and promote our products will be restricted to the labels approved by the FDA. If the approved labels are restrictive, our sales and marketing efforts and market acceptance and the commercial potential of our products may be negatively affected. For example, should the market not widely accept Vitrase® for usage based on the label of the approved NDA, we may have to await approval of additional indications in order to reach the full market potential for this drug.

If our products do not gain market acceptance we may not be able to fund future operations, including the development or acquisition of new product candidates and/or our sales and marketing efforts for our approved products, which would cause our business to suffer.

If we are unable to sufficiently develop our sales, marketing and distribution capabilities and/or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

We currently are in the process of developing our sales, marketing and distribution capabilities. However, our current capabilities in these areas are limited. In order to commercialize any products successfully, we must internally develop substantial sales, marketing and distribution capabilities, and/or establish collaborations or other arrangements with third parties to perform these services. We do not have extensive experience in these areas, and we may not be able to establish adequate in-house sales, marketing and distribution capabilities or engage and effectively manage relationships with third parties to perform any or all of such services. For example, although we intend to develop our own sales and marketing capabilities (either in-house and/or through contractual arrangements with third parties) with respect to our other product candidates, we intend to rely on the sales and marketing capabilities of Allergan in the United States and Europe and Otsuka Pharmaceuticals, Co. Ltd. in Japan, respectively, to market Vitrase® for ophthalmic uses for the posterior region of the eye. To the extent that we enter into co-promotion, licensing or other third party arrangements, our product revenues and returns are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

We have not generated any revenue from product sales to date, we have a history of net losses and negative cash flow, and we may never achieve or maintain profitability.

We have not generated any revenue from product sales to date, and we may never generate revenues from product sales in the future. Even if we do achieve significant revenues from product sales, we expect to incur significant operating losses over the next several years. We have never been profitable, and we might never become profitable. As of March 31, 2004, our accumulated deficit was $152.9 million, including a net loss of approximately $25.2 million for the year ended December 31, 2003. As of March 31, 2004, we had approximately $42.5 million in cash and short-term investments and working capital of $39.0 million. We believe our current cash and cash equivalents on hand will be sufficient to finance anticipated capital and operating requirements for at least the next twelve months. If we engage in acquisitions of companies, products, or technology in order to execute our business strategy, we may need to raise additional capital. We may be required to raise additional capital in the future through collaborative agreements, private investment in public equity financings, and various other public or private equity or debt financings. If we are required to raise additional capital in the future there can be no assurance that the additional financing will be available on favorable terms, or at all.

We may be unable to execute our strategic plan to transition to a specialty pharmaceutical company, which could have a material adverse impact on our business and financial condition.

Our strategy to transition to a specialty pharmaceutical company will be dependent upon our ability to gain regulatory approval and market acceptance for our existing late-stage ophthalmic product candidates, build a commercial infrastructure to support multiple ophthalmic product launches, conduct business development efforts to further expand our late-stage product pipeline, and pursue opportunistic acquisitions of marketed products.

We have limited sales, marketing and distribution capabilities to support the marketing of any products, and we do not have experience in managing third-party manufacturers of any products in commercial quantities. In addition, if we acquire or obtain licenses for late-stage development products, our ability to successfully commercialize such products will also be dependent on our ability to successfully complete development of such products, including obtaining the necessary regulatory approvals. For example, we have obtained licenses for U.S. marketing rights to Istalol™ and Xibrom™ from Senju, and we have obtained a license for worldwide rights to Caprogel® from the Eastern Virginia Medical School. Senju is responsible for the development of Istalol™, including obtaining the necessary regulatory approvals in the United States. We are responsible for the development of Xibrom™ and Caprogel®.

We may not be able to identify any product acquisition opportunities or be successful in negotiating favorable terms for any such product acquisitions. Should we be successful in acquiring or licensing any products, we will need to establish and enhance our sales, marketing, distribution and manufacturing capabilities, each of which will require substantial financial and management resources. Our failure to establish effective sales, marketing, distribution and manufacturing capabilities on a timely basis would adversely affect our ability to commercialize our products, including any acquired products. If we are unable to execute our strategic plan to transition to a specialty pharmaceutical company on a timely basis, our ability to generate revenues would be substantially impaired which would materially harm our business and financial condition.

If we have problems with our contract manufacturers, our product development and commercialization efforts could be delayed or stopped.

We have entered into a master services agreement with R.P. Scherer West, Inc. (which has been subsequently acquired by Cardinal Health, Inc.), for the manufacture of commercial quantities of Vitrase®. We also intend to use a contract manufacturer to assist us in the development and manufacture of the new package configurations of Vitrase®. We have also entered into a manufacturing services agreement with Bausch & Lomb Incorporated for the manufacture of commercial quantities, if approved, of Istalol™ and Xibrom™. To date, we have needed these products only in amounts sufficient for clinical trials. Before any contract manufacturer can produce commercial quantities of a product, we must demonstrate to the FDA’s satisfaction that the product source for commercial quantities is substantially equivalent to the supply of the product used in our clinical trials. Such demonstration may include the requirement to conduct additional clinical trials. In December 2003, we submitted documents to the FDA seeking to qualify Bausch & Lomb as a manufacturer of Istalol™. In addition, the manufacturing facilities of all of our contract manufacturers must comply with current Good Manufacturing Practice (“cGMP”) regulations, which the FDA strictly enforces. Moreover, the facilities of the contract manufacturer must undergo and pass pre-approval inspections by the FDA before any of our products can be approved for commercial manufacture. We cannot assure you that Cardinal Health, Bausch & Lomb, or any other manufacturer we may contract with in the future will be able, as applicable, to develop processes necessary to produce substantially equivalent product or that regulatory authorities will approve them as a manufacturer. Failure to develop necessary production processes or receive regulatory approval of our manufacturers could delay or stop our efforts to develop and commercialize our product candidates.

Our marketing partners may terminate, or fail to perform their duties under, our agreements, in which case our ability to commercialize our products may be significantly impaired.

We have entered into collaborations with Allergan and Otsuka Pharmaceuticals relating to Vitrase® for ophthalmic uses for the posterior region of the eye, and with Senju relating to Istalol™ and Xibrom™. If we obtain regulatory approval for Vitrase® for any such uses in the United States and Europe, we will be dependent on Allergan for the commercialization of Vitrase® for any such uses in these markets. We depend on Otsuka for obtaining regulatory approval of Vitrase® for any such uses in Japan, and if such approval is obtained, we will be dependent upon Otsuka for the commercialization of Vitrase® for such approved uses in Japan. We will also be dependent on Senju for obtaining regulatory approval for Istalol™ in the United States. The amount and timing of resources that Allergan, Otsuka, and Senju dedicate to our collaborations is not within our control. Accordingly, any breach or termination of our agreements by, or disagreements with, these collaborators could delay or stop the development and/or commercialization of our product candidates, or adversely impact our receipt of milestone payments, profit splits, royalties, and other consideration from these collaborations. Our collaborative partners may change their strategic focus, terminate our agreements on relatively short notice, or pursue alternative technologies. Although our agreements with Allergan, Otsuka and Senju contain reciprocal terms providing that neither we nor they may develop products that directly compete in the same form with the products involved in the collaboration, there can be no assurances that our collaborators will not develop competing products in different forms or products that compete indirectly with our products. Accordingly, unfavorable developments relating to our strategic partners could have a significant adverse effect on us and our financial condition.

If we have problems with our sole source suppliers, our product development and commercialization efforts for our product candidates could be delayed or stopped.

Some materials used in our products are currently obtained from a single source. Biozyme Laboratories, Ltd. is currently our only source for highly purified ovine hyaluronidase, which is the active ingredient in Vitrase®. We are currently renegotiating our agreement with Biozyme. If we are unable to renegotiate our agreement on terms acceptable to us, we may be required to obtain ovine hyaluronidase from a third party supplier, if available. Commercial quantities of Vitrase® will be supplied by Cardinal Health as the sole source. Both Istalol™ and Xibrom™, if approved, will be supplied by Bausch & Lomb.

We have not established and may not be able to establish arrangements with additional suppliers for these ingredients or products. Difficulties in our relationship with our suppliers or delays or interruptions in such suppliers’ supply of our requirements could limit or stop our ability to provide sufficient quantities of our products, on a timely basis, for clinical trials and, if our products are approved, could limit or stop commercial sales, which would have a material adverse effect on our business and financial condition. While we are currently pursuing additional sources for these products and materials, our success in establishing such additional supply arrangements cannot be assured.

We depend on our Chief Executive Officer, Vicente Anido, Jr., Ph.D., and other key personnel, to execute our strategic plan to transition to a specialty pharmaceutical company.

Our success largely depends on the skills, experience and efforts of our key personnel, including Chief Executive Officer, Vicente Anido, Jr., Ph.D. We have entered into a written employment agreement with Dr. Anido that can be terminated at any time by us or by Dr. Anido. In the event Dr. Anido’s employment is terminated, other than for cause or voluntarily by Dr. Anido, Dr. Anido will receive nine months of salary as severance compensation. In the event Dr. Anido’s employment is terminated after a change of control (such as a merger where we are bought by another entity, or a sale of substantially all of our assets), other than for cause or voluntarily by Dr. Anido, then Dr. Anido’s stock options will immediately vest and become exercisable in full, and Dr. Anido will receive twenty-four months of salary as severance compensation. We do not maintain “key person” life insurance policies covering Dr. Anido. The loss of Dr. Anido, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.

Risks Related to Our Industry

Compliance with the extensive government regulations to which we are subject is expensive and time consuming, and may result in the delay or cancellation of product sales, introductions or modifications.

Extensive industry regulation has had, and will continue to have, a significant impact on our business. All pharmaceutical companies, including us, are subject to extensive, complex, costly and evolving regulation by the federal government, principally the FDA and to a lesser extent by the U.S. Drug Enforcement Administration (“DEA”), and foreign and state government agencies. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other domestic and foreign statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. Under certain of these regulations, we and our contract suppliers and manufacturers are subject to periodic inspection of our or their respective facilities, procedures and operations and/or the testing of our products by the FDA, the DEA and other authorities, which conduct periodic inspections to confirm that we and our contract suppliers and manufacturers are in compliance with all applicable regulations. The FDA also conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems, or our contract suppliers’ and manufacturers’ processes, are in compliance with cGMP and other FDA regulations.

In addition, the FDA imposes a number of complex regulatory requirements on entities that advertise and promote pharmaceuticals, including, but not limited to, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet.

We are dependent on receiving FDA and other governmental approvals prior to manufacturing, marketing and shipping our products. Consequently, there is always a risk that the FDA or other applicable governmental authorities will not approve our products, or will take post-approval action limiting or revoking our ability to sell our products, or that the rate, timing and cost of such approvals will adversely affect our product introduction plans or results of operations.

Our suppliers and manufacturers are subject to regulation by the FDA and other agencies, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers, which could delay the supply of our products to market.

Regulatory requirements applicable to pharmaceutical products make the substitution of suppliers and manufacturers costly and time consuming. We have no internal manufacturing capabilities and are, and expect to be in the future, entirely dependent on contract manufacturers and suppliers for the manufacture of our products and for their active and other ingredients. The disqualification of these suppliers through their failure to comply with regulatory requirements could negatively impact our business because the delays and costs in obtaining and qualifying alternate suppliers (if such alternative suppliers are available, which we cannot assure) could delay clinical trials or otherwise inhibit our ability to bring approved products to market, which would have a material adverse affect on our business and financial condition.

We may be required to initiate or defend against legal proceedings related to intellectual property rights, which may result in substantial expense, delay and/or cessation of our development and commercialization of our products.

We rely on patents to protect our intellectual property rights. The strength of this protection, however, is uncertain. For example, it is not certain that:

•	our patents and pending patent applications cover products and/or technology that we invented first;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate our technologies;

•	any of our pending patent applications will result in issued patents; and

•	any of our issued patents, or patent pending applications that result in issued patents, will be held valid and infringed in the event the patents are asserted against others.

We currently own or license 25 U.S. and foreign patents and 49 U.S. and foreign pending patent applications. There can be no assurance that our existing patents, or any patents issued to us as a result of such applications, will provide a basis for commercially viable products, will provide us with any competitive advantages, or will not face third-party challenges or be the subject of further proceedings limiting their scope or enforceability. We may become involved in interference proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. In addition, costly litigation could be necessary to protect our patent position. We license patents held by the Eastern Virginia Medical School (for Caprogel®) and Senju (for Istalol™ and Xibrom™). Some of these license agreements do not permit us to control the prosecution, maintenance, protection and defense of such patents. If the licensor chooses not to protect its own patent rights, we may not be able to take actions to secure our related product marketing rights. In addition, if such patent licenses are terminated before the expiration of the licensed patents, we may no longer be able to continue to manufacture and sell such products as may be covered by the patents.

We also rely on trademarks to protect the names of our products. These trademarks may be challenged by others. If we enforce our trademarks against third parties, such enforcement proceedings may be expensive. We have exclusively licensed the trademark Vitrase® to Allergan under our collaboration agreement. Some of our other trademarks, including Caprogel™ and Xibrom™, are owned by or assignable to our licensors Eastern Virginia Medical School and Senju, and upon expiration or termination of the license agreements, we may no longer be able to use these trademarks.

We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and we might not be able to resolve these disputes in our favor.

In addition to protecting our own intellectual property rights, third parties may assert patent, trademark or copyright infringement or other intellectual property claims against us based on what they believe are their own intellectual property rights. We may be required to pay substantial damages, including but not limited to treble damages, for past infringement if it is ultimately determined that our products infringe a third party’s intellectual property rights. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be stopped from developing, manufacturing or selling our products until we obtain a license from the owner of the relevant technology or other intellectual property rights. If such a license is available at all, it may require us to pay substantial royalties or other fees.

If third-party reimbursement is not available, our products may not be accepted in the market.

Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for our products and related treatments will be available from government health administration authorities, private health insurers, managed care organizations and other healthcare providers.

Third-party payers are increasingly attempting to limit both the coverage and the level of reimbursement of new drug products to contain costs. Consequently, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. If we succeed in bringing one or more of our product candidates to market, third-party payers may not establish adequate levels of reimbursement for our products, which could limit their market acceptance and result in a material adverse effect on our financial condition.

The rising cost of healthcare and related pharmaceutical product pricing has lead to cost-containment pressures that could cause us to sell our products at lower prices, resulting in less revenue to us.

Any of our products for which we have obtained FDA approval may be purchased or reimbursed by state and federal government authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”) and managed care organizations (“MCOs”). Third party payors increasingly challenge pharmaceutical product pricing. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and MCOs, and various legislative proposals and enactments to reform healthcare and government insurance programs, including the Medicare Prescription Drug Modernization Act of 2003, could significantly influence the manner in which pharmaceutical products are prescribed and purchased, resulting in lower prices and/or a reduction in demand. Such cost containment measures and healthcare reforms could adversely affect our ability to sell our products. Furthermore, individual states have become increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third party payors or other restrictions could negatively and materially impact our revenues and financial condition. We anticipate that we will encounter similar regulatory and legislative issues in most other countries outside the United States.

We face intense competition and rapid technological change that could result in the development of products by others that are superior to the products we are developing.

We have numerous competitors in the United States and abroad, including, among others, major pharmaceutical and specialized biotechnology firms, universities and other research institutions that may be developing competing products. Such competitors may include Allergan, Alcon Laboratories, Inc., Bausch & Lomb, Novartis Ophthalmics (a unit of Novartis AG), Pfizer and Eli Lilly and Company. These competitors may develop technologies and products that are more effective or less costly than our current or future product candidates or that could render our technologies and product candidates obsolete or noncompetitive. Many of these competitors have substantially more resources and product development, manufacturing and marketing experience and capabilities than we do. Many of our competitors also have more resources committed to and expertise in effectively commercializing, marketing, and promoting products approved by the FDA, including communicating the effectiveness, safety and value of the products to actual and prospective customers and medical professionals. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of pharmaceutical product candidates and obtaining FDA and other regulatory approvals of products and therapies for use in healthcare.

We are exposed to product liability claims, and insurance against these claims may not be available to us on reasonable terms or at all.

The design, development, manufacture and sale of our products involve an inherent risk of product liability claims by consumers and other third parties. As we begin to commercialize, market, and promote our approved products, like Vitrase® for use as a spreading agent, we may be subject to various product liability claims. In addition, we may in the future recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors or other safety or regulatory reasons. We cannot assure you that we will not experience material losses due to product liability claims, product recalls or corrections. These events, among others, could result in additional regulatory controls, such as the performance of costly post-approval clinical studies or revisions to our approved labeling that could limit the indications or patient population for our products or could even lead to the withdrawal of a product from the market. Furthermore, any adverse publicity associated with such an event could cause consumers to seek alternatives to our products, which may cause our sales to decline, even if our products are ultimately determined not to have been the primary cause of the event.

We currently maintain sold products and clinical trial liability insurance with per occurrence and aggregate coverage limits of $5 million. The coverage limits of our insurance policies may be inadequate to protect us from any liabilities we might incur in connection with clinical trials or the sale of our products. Product liability insurance is expensive and in the future may not be available on commercially acceptable terms, or at all. A successful claim or claims brought against us in excess of our insurance coverage could materially harm our business and financial condition.

Risks Related to Our Stock

Our stock price is subject to significant volatility.

Since 2001 until the present, the daily closing price per share of our common stock has ranged from a high of $133.75 per share to a low of $2.60 per share (as adjusted for the 1-for-10 reverse stock split effected November 2002). Our stock price has been and may continue to be subject to significant volatility. The following factors, in addition to other risks and uncertainties described in this section and elsewhere in this prospectus, may cause the market price of our common stock to fall:

•	the scope, outcome and timeliness of any governmental, court or other regulatory action that may involve us (including, without limitation, the scope, outcome or timeliness of any inspection or other action of the FDA);

•	the availability to us, on commercially reasonable terms or at all, of third-party sourced products and materials;

•	developments concerning proprietary rights, including the ability of third parties to assert patents or other intellectual property rights against us which, among other things, could cause a delay or disruption in the development, manufacture, marketing or sale of our products;

•	competitors’ publicity regarding actual or potential products under development or new commercial products;

•	period-to-period fluctuations in our financial results;

•	public concern as to the safety of new technologies;

•	future sales of debt or equity securities by us;

•	sales of our common stock by our directors, officers or significant shareholders;

•	comments made by securities analysts; or

•	economic and other external factors, including disasters and other crises.

We participate in a highly dynamic industry, which often results in significant volatility in the market price of our common stock irrespective of company performance. Fluctuations in the price of our common stock may be exacerbated by conditions in the healthcare and technology industry segments or conditions in the financial markets generally.

Trading in our stock over the last 12 months has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

The average daily trading volume in our common stock for the twelve-month period ended March 31, 2004 was approximately 41,639 shares, and the average daily number of transactions was approximately 84 for the same period. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Future sales of shares of our common stock may negatively affect our stock price.

As a result of our bridge financing in September 2002, our PIPE financing transaction in November 2002, and our follow-on public offering in November 2003, we issued approximately 15.6 million shares of our common stock. The shares of common stock issued in connection with these transactions represents approximately 89% of our common stock as of March 31, 2004. In connection with our bridge financing and our PIPE financing transaction, we also issued warrants exercisable for the purchase of up to an aggregate of 1,842,104 shares of our common stock based upon a purchase price of $3.80 per share. We filed a registration statement on Form S-3 (Registration No. 333-103820), which was declared effective on June 6, 2003, to cover sales of the shares issued to the PIPE investors and issuable to the PIPE and bridge investors upon conversion of the warrants. The exercise of these warrants could result in significant dilution to our shareholders at the time of exercise. We also filed a registration statement on Form S-2 (Registration No. 333-109576) in connection with our follow-on public offering, which was declared effective on November 12, 2003, to cover sales of the shares issued the investors. On April 23, 2004 we filed a universal shelf registration statement on Form S-3 (Registration No. 333-114815) with the Securities and Exchange Commission providing for the offering from time to time of up to $75,000,000 of our securities, which may consist of common stock, preferred stock, warrants, or debt securities. This registration statement also includes up to 3,600,000 shares of our common stock to be offered by certain selling stockholders.

In the future, we may issue additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, which could result in significant dilution to our shareholders.

Concentration of ownership could delay or prevent a change in control or otherwise influence or control most matters submitted to our stockholders.

Our directors, officers, and principal stockholders together control approximately 64.5% of our voting securities, a concentration of ownership that could delay or prevent a change in control. Our executive officers and directors beneficially own approximately 4.4% of our voting securities and our 5% or greater stockholders beneficially own approximately 60.1% of our voting securities. These stockholders, if acting together, would be able to influence and possibly control most matters submitted for approval by our stockholders, including the election of directors, delaying or preventing a change of control, and the consideration of transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices.

Our shareholder rights plan, provisions in our charter documents, and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock, and could entrench management.

We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals, thereby entrenching current management and possibly depressing the market price of our common stock. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include:

•	a classified board of directors;

•	the ability of the board of directors to designate the terms of and issue new series of preferred stock;

•	advance notice requirements for nominations for election to the board of directors; and

•	special voting requirements for the amendment of our charter and bylaws.

We are also subject to anti-takeover provisions under Delaware law, each of which could delay or prevent a change of control. Together these provisions and the shareholder rights plan may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for common stock.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by words like “may,” “will,” “should,” “could,” “believes,” “intends,” “expects,” “anticipates,” “plans,” “estimates,” “predicts,” “potential,” “continue” and similar expressions. You should not rely on these forward-looking statements. These forward-looking statements are subject to substantial risks, uncertainties and assumptions. Some of the factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are described under “Risk Factors” in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus. These factors include, but are not limited to:

•	our ability to successfully develop, obtain regulatory approvals for and market our products;

•	our ability to generate and maintain sufficient cash resources to increase investment in our business;

•	the contribution to our results of new product launches;

•	the timing or results of pending or future clinical trials;

•	actions by the FDA and other regulatory agencies;

•	demand and market acceptance for products, if approved; and

•	the effect of changing economic conditions.

If one or more of these risks or uncertainties materialize, or if any underlying assumptions proves incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to update or revise any forward-looking statements to reflect future events or developments.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer, from time to time, in one or more offerings:

•	our debt securities;

•	warrants to purchase our common stock, preferred stock or debt securities;

•	shares of our preferred stock; or

•	shares of our common stock.

The total offering price of these securities will not exceed $75,000,000. In addition, under this shelf registration statement, the selling stockholders also may sell up to 3,600,000 shares of our common stock in one or more offerings. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add or update information contained in this prospectus.

We or the selling stockholders may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds we receive from the sale of the securities offered by this prospectus will be used for general corporate purposes, which may include:

•	financing potential acquisitions of complementary businesses, assets, technologies and products that we may consider from time to time;

•	funding the development and growth of our product offerings and business; and

•	general working capital.

Pending these uses, we may temporarily use the net proceeds to make short-term investments or reduce short-term borrowings, if any.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” described below.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware may also affect the terms of our common stock.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value, of which 1,000,000 have been designated Series A Participating Preferred Stock.

Voting Rights

Each holder of common stock is entitled to attend all special and annual meetings of the stockholders and to vote upon any matter, including, without limitation, the election of directors. Holders of common stock are entitled to one vote per share. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of our then outstanding voting securities, voting together as a single class, is required for the amendment, repeal or modification of the provisions of Articles IX (Cumulative Voting and Election of Directors), X (Amendment of Bylaws), XI (Supermajority Voting Requirements) and XII (Location of Meetings and Corporate Records) of our Amended and Restated Certificate of Incorporation, and Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders’ Meeting), 2.5 (Advance Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting), 2.12 (Stockholder Action by Written Consent Without a Meeting), or 3.2 (Number of Directors) of our Amended and Restated Bylaws. Other matters submitted to our common stockholders require majority approval.

Liquidation Rights

In the event of any dissolution, liquidation or winding up of ISTA, whether voluntary or involuntary, the holders of common stock will be entitled to participate in the distribution of any assets remaining after we have paid all of our debts and liabilities and have paid, or set aside for payment, the full preferential amounts, if any, to any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up.

Dividends

Dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith when and as declared by the board. To date we have not paid dividends on our common stock.

Other Rights and Restrictions

The holders of common stock have no preemptive or subscription rights to purchase additional securities issued by us, nor any rights to convert their common stock into other securities of ISTA or to have their shares redeemed by us. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders shall be subject to any series of preferred stock which we may designate in the future. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable.

Listing

Our common stock is listed on the Nasdaq National Market under the symbol “ISTA”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer and Trust Company.

Shareholder Rights Plan

Under our Shareholder Rights Plan, which was last amended in November 2002, one purchase right is attached to each share of our common stock pursuant to which the holder of such share of common stock will, in certain takeover-related circumstances, become entitled to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock at a price of $50.00, subject to adjustment, with each share having substantially the rights and preferences of 1,000 shares of common stock. The rights will separate from the common stock after a person or entity or group of affiliated or associated persons, which we refer to as an “acquiring person,” acquires, or commences a tender offer that would result in a person or group acquiring, beneficial ownership of 15% or more of our outstanding common stock. Grants of stock options and restricted stock by our Board of Directors (and its committees) to our officers, including under contractual commitments, will not, by itself, cause an officer to become an acquiring person under the Shareholder Rights Plan. Also, in certain takeover-related circumstances, each right (other than those held by an acquiring person) will be exercisable for shares of our common stock or stock of the acquiring person having a market value of twice the exercise price. Once certain triggering events have occurred to cause the rights to become exercisable, each right may be exchanged by us for one share of common stock.

Upon the issuance of any shares of Series A Participating Preferred Stock under the Shareholder Rights Plan, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive, if and when declared by our Board of Directors, quarterly dividends equal to 1,000 times the aggregate per share amount of any dividends declared on any shares of our common stock. Whenever such quarterly dividends are in arrears, we may not declare dividends on, make any distributions to or otherwise redeem or purchase any shares of our stock ranking junior to or on parity with the Series A Participating Preferred Stock. Each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all maters submitted to a vote of our stockholders. Upon any liquidation, dissolution or winding up of our company or the merger, consolidation or combination of our company, the holders of the shares of Series A Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of our common stock.

After issuance, we may redeem the purchase rights to the Series A Participating Preferred Stock at any time, prior to the fifth day following the attainment of 15% or more of our then outstanding common stock by an acquiring person (or such later date as may be determined by action of our Board of Directors and publicly announced by us), before their expiration on January 25, 2012 at a redemption price of $0.001 per right.

Delaware Business Combination Statute

Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (1) the board of directors prior to the date the interested stockholder obtained such status or (2) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. By virtue of our decision not to elect out of the statute’s provisions, the statute applies to us. The statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations of Director Liability

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of directors to us and our stockholders to the full extent permitted by Delaware law. Specifically, directors are not personally liable for monetary damages to ISTA or its stockholders for breach of the director’s fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to ISTA or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Indemnification

To the maximum extent permitted by law, our certificate of incorporation provides for mandatory indemnification of directors and officers against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer. In addition, we must advance or reimburse directors and officers for expenses they incur in connection with indemnifiable claims. We also maintain directors’ and officers’ liability insurance.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock, together with the additional information we include in any prospectus supplements, summarizes the material terms and provisions of the preferred stock that we may offer under this prospectus. For the complete terms of our preferred stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to our reports incorporated by reference into the registration statement that includes this prospectus. The General Corporation Law of Delaware, as amended, may also affect the terms of our common stock.

General

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things: restricting dividends on the common stock; diluting the voting power of the common stock; impairing the liquidation rights of the common stock; delaying or preventing a change in control of our company without further action by the stockholders.

Preferred Stock That We May Offer and Sell to You

Our board is authorized to issue the preferred stock in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption rights and terms of redemption; and

•	liquidation preferences.

Our board may fix the number of shares constituting any series and the designations of these series. We have issued rights that are in some cases exercisable for shares of our Series A Participating Preferred Stock.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by a certificate of designations relating to each series. The prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends will be paid, if any;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designations for complete information. The prospectus supplement will also contain a description of U.S. federal income tax consequences relating to the preferred stock, if material.

Voting Rights. The General Corporation Law of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designations.

Other. Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or other preferred stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock or other preferred stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Transfer Agent and Registrar. The Transfer agent and Registrar for the preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the Trustee may be provided in the prospectus supplement. The form for each type of indenture will be filed as an exhibit to the registration statement of which this prospectus is a part.

The prospectus supplement will describe the particular terms of any debt securities we may offer and may supplement the terms summarized below. The following summaries of the debt securities and the indentures are not complete. We urge you to read the indentures filed as exhibits to the registration statement which includes this prospectus and the description of the additional terms of the debt securities included in the prospectus supplement.

General

Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsecured and unsubordinated obligations and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus, and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title and form of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on a debt security of the series will be paid;

•	the date or dates on which we must repay the principal;

•	the rate or rates at which the debt securities will bear interest;

•	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

•	the place or places where we must pay the principal and any premium or interest on the debt securities;

•	the terms and conditions on which we may redeem any debt security, if at all;

•	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

•	the denominations in which we may issue the debt securities;

•	the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

•	the currency in which we will pay the principal of and any premium or interest on the debt securities;

•	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

•	the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

•	if applicable, that the debt securities are defeasible and the terms of such defeasance;

•	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

•	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

•	the subordination provisions that will apply to any subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indentures; and

•	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. The prospectus supplement will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying the subordinated debt securities will be payable only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

•	the depositary is unwilling or unable to continue as depositary; or

•	the depositary is no longer in good standing under the Exchange Act or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the successor assumes our obligations under the debt securities and the indentures; and

•	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

•	failure to deposit any sinking fund payment when due;

•	failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

•	events of bankruptcy, insolvency or reorganization; and

•	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

•	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

•	the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

•	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

•	to maintain a registrar and paying agents and hold monies for payment in trust;

•	to register the transfer or exchange of the notes; and

•	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

•	no event of default shall have occurred or be continuing;

•	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

•	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

•	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

DESCRIPTION OF WARRANTS

General

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

We may issue, together with other securities or separately, warrants to purchase our common stock, preferred stock or debt securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, the number of shares of common stock and the number of shares of preferred stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Enforceability of Rights of Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as a warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that holder’s warrants.

SELLING STOCKHOLDER

The prospectus supplement for any offering of the common stock by the selling stockholders will include the following information:

•	the number of shares of common stock then held by the selling stockholder;

•	the number of shares of common stock offered by the selling stockholder; and

•	the number of shares (and, if one percent or more, the percentage) of common stock to be owned by the selling stockholder after completion of the offering.

The table below presents certain information regarding the beneficial ownership of our common stock outstanding as of May 6, 2004 by each of the selling stockholders.

Name of Beneficial Owner	Shares Owned Prior to the Offering			Shares Being Sold in the Offering	Shares Owned After the Offering
	Number		Percentage		Number	Percentage
Sprout Capital IX, L.P. (a)(b)	4,897,342	(1)	27.04%	2,040,000	2,857,342	15.78%
Investor Growth Capital Limited (c)	2,766,841	(2)	15.52%	1,092,000	1,674,841	9.39%
Investor Group, L.P. (c)	1,185,789	(3)	6.73%	468,000	717,789	4.07%

(1)	Including 653,978 shares of common stock underlying currently exercisable warrants.
(2)	Including 372,105 shares of common stock underlying currently exercisable warrants.
(3)	Including 159,474 shares of common stock underlying currently exercisable warrants.
(a)	Affiliate of broker-dealer. Based upon representations made to ISTA by this affiliate, this affiliate purchased the shares of our common stock and warrants exercisable for the purchase of our common stock in the ordinary course of business, and at the time of such purchase, this affiliate had no agreements or understandings, directly or indirectly, with any person to distribute the shares of our common stock or the shares of common stock issuable upon exercise of the warrants.
(b)	Kathleen D. LaPorte, a director of ISTA Pharmaceuticals, Inc., is also a General Partner in the Healthcare Technology Group of the Sprout Group, and is a Managing Director of DLJ Capital Corp., which is the Managing General Partner of Sprout Capital IX, L.P. Ms. LaPorte disclaims beneficial ownership of the listed shares. Except to the extent of her pecuniary interest therein.
(c)	Liza Page Nelson, a director of ISTA Pharmaceuticals, Inc., is also a Managing Director and Co-Head of Healthcare Investing Activities for Investor Growth Capital, an affiliate of Investor Growth Capital Limited and Investor Group, L.P. Ms. Nelson disclaims beneficial ownership of the listed shares. Except to the extent of her pecuniary interest therein.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors; or

•	directly to investors.

The selling stockholders which includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholders’ interests may sell any of the securities being offered under this prospectus in any one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	as exchange distributions in accordance with the rules of the applicable exchange;

•	directly to purchasers, including institutional investors;

•	to a broker-dealer, as principal, for resale by the broker-dealer for its account;

•	through privately negotiated transactions;

•	through remarketing firms;

•	in short sales;

•	through a combination of any of these methods of sale; or

•	through any other lawful method.

In addition, the selling stockholders may sell its common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144, or by any other legally available means.

In all cases, the selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will set forth in a prospectus supplement the terms of the offering of the securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the common stock may be listed.

Agents

We and the selling stockholder may designate agents who agree to use their reasonable or best efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters or Dealers

If we and the selling stockholder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We and the Selling Shareholders may use underwriters with whom we and they have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and the selling stockholder and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We and the selling stockholders will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We and the selling stockholder may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses. All participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers.

The selling stockholders may use agents and underwriters to solicit offers by certain institutions to purchase securities from the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by the selling stockholders.

Direct Sales

We and the selling stockholders may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Common Stock

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq National Market under the symbol “ISTA”. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid; however, the passive market maker’s bid must then be lowered to a level not higher than the highest independent bid, provided that the passive market maker need not lower its bid until its purchases equal or exceed the lesser of two times the NASD’s minimum quotations size for the security or the purchase limitations set forth in Rule 103.

Hedging and Other Transactions

In addition to the manners of distribution described above, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

•	sell common stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholder or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

Pledges; Certain Transfers and Donations

From time to time, a selling stockholder may pledge or grant a security interest in some or all of our common stock owned by them. If such selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. A selling stockholder also may transfer and donate our common stock owned by it in other circumstances. The number of shares of our common stock beneficially owned by a selling stockholder will decrease as and when such selling stockholder transfers or donates its shares of our common stock or defaults in performing obligations secured by its shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that each of the transferees, donees, pledgees, other secured parties or other successors in interest will be a selling stockholder for purposes of this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement, exhibits and schedules.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission’s Web site on the World Wide Web at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We hereby incorporate by reference the following documents:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 26, 2004;

2.	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC on May 10, 2004;

3.	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

4.	All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

You may request a copy of these filings, at no cost, by writing us at ISTA Pharmaceuticals, Inc., Chief Financial Officer, 15279 Alton Parkway, Suite 100, Irvine, CA 92618 or calling us at (949) 788-6000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

To be paid by ISTA Pharmaceuticals
SEC registration fee	$15,563

Legal fees	$27,500

Accounting fees	$17,500

Miscellaneous expenses	$10,000

Total	$70,563

Item 15. Indemnification of Directors and Officers

(a) As permitted by the Delaware General Corporation Law, our Certificate of Incorporation eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise prohibited by the Delaware General Corporation Law.

(b) Our Certificate of Incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. Our Bylaws provide for a similar indemnity to our directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

(c) Our Certificate of Incorporation also gives us the ability to enter into indemnification agreements with each of our officers and directors. We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide for the indemnification of directors and officers against any and all expenses, judgements, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 16. Exhibits

Exhibit Number	Description
1.01	Form of Underwriting Agreement**
4.01	Form of Senior Indenture**
4.02	Form of Subordinated Indenture**
4.03	Certificate of Designations of Preferred Stock**
4.04	Form of Preferred Stock Certificate**
4.05	Form of Warrant**
5.1	Opinion of Stradling Yocca Carlson & Rauth**

Exhibit Number	Description
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1)**
25.01	Statement of Eligibility of Trustee on Form T-1**

**	To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in our periodic reports filed with or furnished to the Commission pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 10th day of May, 2004.

ISTA PHARMACEUTICALS, INC.

By:	/S/ VICENTE ANIDO, JR., PH.D.

Vicente Anido, Jr., Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ VICENTE ANIDO, JR., PH.D. Vicente Anido, Jr., Ph.D	President, Chief Executive Officer and Director	May 10, 2004

/S/ LAUREN P. SILVERNAIL* Lauren P. Silvernail	Chief Financial Officer, Chief Accounting Officer, Vice President Corporate Development	May 10, 2004

/s/ ROBERT G. MCNEIL, PH.D.* Robert G. McNeil, Ph.D.	Chairman of the Board	May 10, 2004

Jeffrey L. Edwards	Director

/s/ BENJAMIN F. MCGRAW III* Benjamin F. McGraw III	Director	May 10, 2004

/s/ PETER BARTON HUTT* Peter Barton Hutt	Director	May 10, 2004

/s/ KATHLEEN D. LAPORTE* Kathleen D. LaPorte	Director	May 10, 2004

/s/ LIZA PAGE NELSON* Liza Page Nelson	Director	May 10, 2004

/s/ RICHARD C. WILLIAMS* Richard C. Williams	Director	May 10, 2004

/s/ WAYNE I. ROE* Wayne I. Roe	Director	May 10, 2004

By:	/s/ VICENTE ANIDO, JR. PH.D.

Vicente Anido, Jr. Ph.D. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.01	Form of Underwriting Agreement**

4.01	Form of Senior Indenture**

4.02	Form of Subordinated Indenture**

4.03	Certificate of Designations of Preferred Stock**

4.04	Form of Preferred Stock Certificate**

4.05	Form of Warrant**

5.1	Opinion of Stradling Yocca Carlson & Rauth**

23.1	Consent of Ernst & Young LLP, Independent Auditors

23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1)**

25.01	Statement of Eligibility of Trustee on Form T-1**

**	To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act.